Exhibit 99.1

February 4, 2010

Investors May Contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Reporters May Contact:

Bob Stickler, Bank of America, 1.704.386.8465

robert.stickler@bankofamerica.com

Bank of America Settles with SEC and the North Carolina Attorney General

CHARLOTTE – Bank of America today announced that it has entered into a proposed settlement with the Securities and Exchange Commission (SEC) to resolve all cases filed by the SEC related to the Merrill Lynch merger. The proposed settlement will be submitted for approval to the Honorable Jed S. Rakoff of the United States District Court for the Southern District of New York. Bank of America has also entered into an agreement with the Office of the Attorney General for the State of North Carolina (NC AG) to resolve all matters that are the subject of an investigation by the NC AG related to the Merrill Lynch merger.

Bank of America is pleased to have come to these agreements with its regulators, and the company looks forward to continuing to pursue its primary mission of providing high quality financial solutions to help customers meet their goals and help the economy grow.

After conducting a full investigation in connection with the actions settled today, the SEC staff has determined that no one acted with any intent to mislead and that charges against individuals for their roles in connection with proxy disclosure are not appropriate.

Under the terms of the settlements, Bank of America agreed to pay $1 in disgorgement and an additional $150 million as a civil penalty to be distributed to shareholders as part of the SEC’s Fair Fund program at a later date in accordance with further order of the court. A payment of $1 million will also be made to the NC AG for its consumer protection purposes. The payment to the NC AG is not a penalty or a fine.

In addition, as part of the settlements, Bank of America agreed to:

•	Engage an independent auditor to perform an assessment and provide an attestation report on the effectiveness of the company’s disclosure controls and procedures.

•	Furnish management certifications signed by the CEO and CFO with respect to proxy statements.

More

•	Retain disclosure counsel to the audit committee of the company’s board of directors.

•	Adopt independence requirements beyond those already applicable for all members of the compensation committee of the company’s board of directors.

•	Continue to retain an independent compensation consultant to the compensation committee.

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Implement and disclose written incentive compensation principles on the company’s Web site and provide the company’s shareholders with an advisory vote concerning any proposed changes to such principles.

•	Provide the company’s shareholders with an annual “say on pay” advisory vote regarding the compensation of executives.

Bank of America will comply with and maintain these requirements for a period of three years.

Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 59 million consumer and small business relationships with 6,000 retail banking offices, more than 18,000 ATMs and award-winning online banking with nearly 30 million active users. Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 150 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

www.bankofamerica.com

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